EXHIBIT H

                    UNITED STATES OF AMERICA
                           before the
               SECURITIES AND EXCHANGE COMMISSION


PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
Release No. 35-_______/ File No. 70-________

___________________________________
        In the Matter of           :
                                   :
                                   :
       ENTERGY CORPORATION    :
                                   :
                                   :
___________________________________:


NOTICE OF APPLICATION CONCERNING ISSUANCE OF GUARANTEES, ETC.

     Entergy Corporation ("Entergy"), 639 Loyola Avenue, New Orleans, Louisiana 70113, a registered holding company, has filed an application-declaration pursuant to Sections 6(a), 7, 9(a), 10, 12(b), 12(c), 13(b), 32 and 33 of the Act and Rules 42, 45,
46, 53, 54, 58, 83, 87, 90 and 91 thereunder.

     Pursuant to Commission order dated June 30, 1995 (HCAR No. 26322), Entergy is presently authorized by the Commission, among other things, (1) to develop, finance and invest, directly or indirectly, in one or more "exempt wholesale generators" ("EWGs") or "foreign utility companies ("FUCOs"), as defined in Sections 32 and 33 of the Act, respectively and (2) to issue guarantees and provide other financing in respect of such activities in an aggregate amount not to exceed $350 million.

     Entergy now requests the approval of the Commission under the Act, to the extent not exempt from Commission approval or otherwise permitted or authorized under the Act pursuant to Commission rule, regulation or order, (1) for Entergy and certain of its existing or future subsidiary companies to issue guarantees and provide other forms of credit support to or for the benefit of Entergy's non-utility affiliates (as hereinafter described) from time to time during the period through December 31, 2002, in an aggregate amount not to exceed $750 million, (2) for Entergy to acquire, directly or indirectly, the securities of one or more companies (collectively, the "New Subsidiaries") organized for the purpose of engaging directly or indirectly, and exclusively, in the business of acquiring (including financing or refinancing an acquisition), owning and holding the securities of and/or providing services to associate companies which are (i) EWGs, (ii) FUCOs (EWGs and FUCOs are referred to as "Exempt Projects"), (iii) "exempt telecommunications companies" ("ETCs"), as defined in Section 34(a) of the Act, (iv) other subsidiary companies of Entergy that currently are or hereafter may be authorized or permitted by rule, regulation or order of the Commission under the Act to engage in other businesses ("Authorized Subsidiary Companies") and/or (v) "energy-related companies", as defined in Rule 58 under the Act ("Energy-related Companies"; New Subsidiaries, Exempt Projects, ETCs, Authorized Subsidiary Companies and Energy-related Companies are collectively referred to as "Non-utility Companies"), (3) for Non-utility Companies to issue and sell securities to Entergy, to other Non-utility Companies and/or to non-associate companies for the purpose of financing (or refinancing) investments in Non-utility Companies, and (4) for certain related transactions, all as more particularly described in the application-declaration.

     The application-declaration and any amendments thereto are available for the public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing no later than ___________, 1997, to the Secretary, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and serve a copy on the applicant-declarant at the address specified above. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for a hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the application-declaration, as filed or as it may be amended, may be granted and permitted to become effective.

     For the Commission, by the Office of Public Utility
Regulation, pursuant to delegated authority.


                              [NAME OF SECRETARY]
                              [Secretary]

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